EXHIBIT 5.1

March 18, 2008

Northstar Neuroscience, Inc.

2401 Fourth Avenue, Suite 300

Seattle, WA 98121

Ladies and Gentlemen:

As legal counsel for Northstar Neuroscience, Inc., a Washington corporation (the “Company”), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 517,697 shares of the Company’s common stock, $0.001 par value (“Common Stock”), which may be issued pursuant to the exercise of awards granted under the Northstar Neuroscience, Inc. 2006 Performance Incentive Plan (the “Plan”).

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. With respect to our opinion that the shares of Common Stock which may be issued pursuant to awards granted under the Plan are duly authorized and will be validly issued, we have relied solely upon our review of the authorized shares provisions of the Articles of Incorporation of the Company, as amended to the date hereof and as certified to be complete and true by the Secretary of the Company. We are admitted to practice only in the State of Washington and we express no opinion concerning any law other than the law of the State of Washington and the federal law of the United States.

Based on such examination, we are of the opinion that the 517,697 shares of Common Stock which may be issued pursuant to awards granted under the Plan are duly authorized shares of Common Stock and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the registration statement referred to above and the use of our name wherever it appears in said registration statement.

Respectfully submitted,

/s/ DLA Piper US LLP

DLA PIPER US LLP